Exhibit 99.01

THE E.W. SCRIPPS COMPANY	COMMUNICATIONS AND	PHONE (513) 977-3825
P.O. BOX 5380	INVESTOR RELATIONS	FAX (513) 977-3721
CINCINNATI, OHIO 45201

312 WALNUT STREET, SUITE 2800
CINCINNATI, OHIO 45202

NEWS RELEASE

Scripps ceasing Shop At Home operations

For immediate release	(NYSE: SSP)
May 16, 2006

CINCINNATI – The E. W. Scripps Company, citing ongoing operating losses and the absence of a suitable buyer for the business, announced today that it is ceasing all operations of its Shop At Home television and online retailing subsidiary.

Broadcasts of Shop At Home television programming and operation of the network’s Web site – ShopAtHomeTV.com — will be discontinued on June 22.

Shop At Home will remain in business through June 30 to allow time for the delivery of retail products purchased by consumers during the final days of broadcast and online sales.

Shop At Home’s employees were notified of the intended closing today under the Worker Adjustment and Retraining Notification (WARN) Act. In addition to being paid during the 60-day WARN period, Shop At Home employees will be receiving severance packages and a range of career transition services from Scripps. Shop At Home has 660 full-time employees.

“This is not the outcome we had hoped for when we acquired Shop At Home nearly four years ago,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “Despite the best efforts and fine work of many dedicated people, Shop At Home was unable to surmount some fundamental weaknesses that have blocked its path to profitability. I’d like to extend my deepest thanks to all of those who did their best to make this idea work.”

Letters of notification also will be sent to vendors and suppliers who do business with Shop At Home, as well as cable and satellite television services that carry the network’s programming. Shop At Home intends to honor all of its contractual commitments to vendors and suppliers.

Scripps anticipates that it will record an after-tax loss in the second quarter of up to $60 million, reflecting operating results, cash expenses related to closing the business and a partial write-down in the value of Shop At Home’s assets.

In the first quarter 2006, the Scripps board of directors authorized management to pursue a sale of Shop At Home. As a result, Shop At Home’s first quarter financial results were classified under discontinued operations as required under generally accepted accounting principles.

Scripps acquired Shop At Home in two transactions with a total value of about $285 million. The company acquired controlling interest of the television network in October 2002 and in April 2004 acquired the remaining minority interest and five Shop At Home-affiliated broadcast television stations. Shop At Home, which was not profitable when it was acquired by Scripps, has incurred $84 million in losses over the four-year period as the company worked to execute its television retailing strategy.

Scripps is exploring programming alternatives for the five Shop At Home-affiliated television stations that it acquired in the 2004 transaction. The company, which intends to sell the stations, will keep them on the air after the Shop At Home broadcasts are discontinued. The Shop At Home-affiliated television stations, which are located in San Francisco, Boston, Cleveland, Raleigh-Durham, N.C. and Bridgeport, Conn., reach about 5 million television households.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based

Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-236-2870 or 513-977-3826

Email: stautberg@scripps.com